CONSENT OF VALUATION RESEARCH CORPORATION

Valuation Research Corporation ("VRC"), an independent appraisal firm, hereby consents to the reference to VRC and the opinion of VRC with respect to the value of the BACs, subject to agreement in writing by Liberty Tax Credit Plus III L.P. to such use and further subject to VRC's final review and approval of such specific references, to be contained in the:

                        Lehigh Tax Credit Partners L.L.C.
                                Offer to Purchase
                                       of
                       Beneficial Assignment Certificates
                                       in
                        Liberty Tax Credit Plus III L.P.


Valuation Research Corporation

By:  /s/ William H. Schoenecker
     --------------------------
         William H. Schoenecker
         Vice President
         Milwaukee, Wisconsin
         April 8, 1997